UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2006

Electronics For Imaging, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Velocity Way

Foster City, California 94404

(Address of Principal Executive Offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 22, 2006, a shareholder derivative and class action suit against the board of directors and certain senior executives of Electronics for Imaging, Inc. (“EFI” or the “Company”) was filed in the Superior Court in San Mateo, California. On November 29, 2006, a shareholder derivative suit against the board of directors and certain senior executives of EFI was filed in U.S. District Court in the Northern District of California. On December 5, 2006, EFI removed the shareholder derivative and class action suit filed in the Superior Court in San Mateo, California to federal court. The complaints allege, among other things, that certain of the Company’s current and past officers and directors breached their fiduciary duty to the Company by improperly backdating certain grants of EFI stock options to officers and directors of the Company and violating the terms of EFI’s stock option plans, violating generally accepted accounting practices by failing to recognize compensation expenses with respect to certain option grants during certain periods from 1996 to 2003, disseminating inaccurate financial statements and soliciting stockholder votes using false and misleading proxy statements.

These suits are in addition to the two shareholder derivative suits previously disclosed in the Company’s press release filed as an exhibit to its Current Report on Form 8-K dated October 24, 2006. The previously disclosed litigations, as well as the previously announced review of the Company’s stock option grant practices by a special committee of its Board of Directors, remain ongoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 12, 2006	ELECTRONICS FOR IMAGING, INC.

	By:	/s/ John Ritchie
	Name:	John Ritchie
	Title:	Chief Financial Officer